UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  

Check the appropriate box:

	Preliminary Proxy Statement
	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	Definitive Proxy Statement
☒	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

PS BUSINESS PARKS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PS BUSINESS PARKS, INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON TUESDAY, APRIL 26, 2016

This Supplement dated April 14, 2016 amends and supplements the Proxy Statement of PS Business Parks, Inc. (“we”, “our” or the “Company”) dated March 24, 2016 (the “Proxy Statement”) with the following information.

Letter to Our Shareholders

The letter included below will be sent to certain of our institutional shareholders beginning on April 14, 2016:

April 14, 2016

Dear Shareholders,

Institutional Shareholder Services (ISS) has criticized PS Business Parks’ executive compensation program for 2015 and has recommended that shareholders vote against ratifying executive officers’ compensation.  We disagree with ISS’ conclusions for the reasons outlined below.

ISS starts its discussion saying that from 2014 to 2015, CEO pay increased while net income and revenues were down.  The Compensation Committee believes that ISS’ focus on reductions in those year-over-year figures is neither prudent nor appropriate.

The Compensation Committee knew that the declines in net income and revenue were due to asset sales and our smaller asset base:

•	Net income declined because we sold significantly more assets in 2014 than in 2015 (1.9 million square feet and $92.4 million in gains versus 574,000 square feet and $28.2 million in gains).

•	Although total revenue declined, it fell by just 0.9% in 2015 despite a 6.0% decrease in total owned square footage over the two year period.

The Compensation Committee also considered the following achievements that ISS did not mention:

•	The company’s substantial property sales in 2014 and 2015 produced significant gains and a large special dividend of $2.75 per share in December 2014.

•

Management’s occupancy and cost containment initiatives took hold in 2015, resulting in a 4.4% increase in rental rates, a 4.2% growth in same park net operating income and record high leasing volumes, allowing increases of the regular common dividend in both 2015 and 2016.

•

Management maintained its commitment to a conservative balance sheet and Standard & Poor’s upgraded the company’s credit rating to “A-” in 2015.  The company is now one of the five highest rated REITs, higher than any of its public company competitors.

ISS also raised some qualitative questions:  (1) was the annual incentive award to our CEO adjusted for individual performance, (2) was the maximum payout of five times target too high and (3) if the performance retesting feature of our LTEIP was appropriate?  We note none of these factors has changed in 2015.

•

Individual performance is clearly a factor in our annual incentive awards.  We have had a long history of capping those awards at around one time base salary.  Our CEO attained that level in 2015 after achieving a 125% award in 2014.

•	The maximum bonus payout of five times target was established in compliance with tax regulations. This is not a threshold that the Compensation Committee has awarded historically in its discretion.

•

Performance retesting is a feature common to both our current and our 2012-2015 LTEIP.  This was designed by the Compensation Committee to primarily focus management on the longer four-year timeframe.  This feature becomes operative only if the minimum performance level was not achieved in a particular year, and has not been triggered under our current LTEIP.

The Compensation Committee also placed significant weight on executive management’s correctly anticipating changes in economic conditions, successfully executing on their strategy and their unwavering financial discipline.  As the leader of our management team, Joe Russell successfully oversaw and navigated the company through these challenges.  We believe the company’s executive compensation and performance are aligned, and that Mr. Russell’s efforts and achievements merited the increase in compensation that he received in 2015.

Thank you for your continued support of the company and its management team.

The PS Business Parks, Inc. Compensation Committee

James H. Kropp (Chair)
Jennifer Holden Dunbar
Michael V. McGee
Robert S. Rollo

Appointment of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2016 Annual Meeting of Shareholders to be held on April 26, 2016, we retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf.  We have agreed to pay Okapi Partners a fee of approximately $10,000, plus costs and expenses, for these services.  We bear all proxy solicitation costs.  If shareholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at 1-877-629-6355.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the 2016 Annual Meeting of Shareholders.  The Company advises its shareholders to read the Proxy Statement relating to the 2016 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.  Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.